Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DEX MEDIA, INC.

Dex Media, Inc. is a corporation organized and existing under the laws of the State of Delaware (the “Corporation”). The original Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 8, 2002. An Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of Delaware on November 7, 2002, which restated, integrated and amended the Certificate of Incorporation in its entirety. This Second Amended and Restated Certificate of Incorporation of the Corporation (this “Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the First Amended and Restated Certificate of Incorporation in its entirety, was duly adopted by the board of directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The Corporation does hereby certify on this      day of                      2004:

FIRST: The name of this corporation is: DEX MEDIA, INC.

SECOND: Its registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle and its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the Corporation is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is                      shares, consisting of (i)                      shares of common stock, $.01 par value per share (the “Common Stock”), and (ii)                      shares of preferred stock, $.01 par value per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series, from time to time, with each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), all outstanding shares of Common Stock immediately prior to the Effective Time shall be split on a                     -for-1 basis, whereby each holder of Common Stock, without further action by the stockholder thereof, shall receive              shares of Common Stock for each

outstanding share of Common Stock immediately prior to the Effective Time (the “Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Stock Split. In lieu of any fractional shares of Common Stock to which a stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the initial public offering price per share of Common Stock.

A. Powers and Rights of Holder of Common Stock

1.	Except as may be otherwise required by law, and subject to the provisions of any series of Preferred Stock at the time outstanding, the holders of Common Stock issued and outstanding shall have and possess the exclusive voting rights and powers, whether at a meeting of stockholders.

2.	Each holder of Common Stock issued and outstanding shall be entitled to one vote for each share of Common Stock registered in such holder’s name on the books of the Corporation.

B. Preferred Stock

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more series, each with such designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of designation setting forth a copy of said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to specify the number of shares of each such series and to authorize an increase or decrease in such number of shares and the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to the payment of dividends and the dates at which such dividends, if any, shall be payable; (iv) purchased or redeemed, and the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series; (v) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (vi) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (vii) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (viii) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that are fixed and those that may be fixed with respect to any shares of the Preferred Stock.

FIFTH: Management and Conduct of the Corporation.

A. General Powers. Except as otherwise required by law, by this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, as from time to time amended (the “By-laws”), the business of the Corporation shall be managed by or under the direction of a Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized to make, adopt, alter, amend or repeal the By-laws of the Corporation.

B. Number and Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be established, from time to time, by the Board of Directors; provided that in no event shall the total number of directors constituting the entire Board of Directors be less than seven (7) or more than fifteen (15); provided further, subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the total number of directors constituting the entire Board of Directors shall not be more than eleven (11) directors unless such action is approved by the affirmative vote of the holders of not less than a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

C. Classes of Directors. The Board of Directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

D. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2005; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2006; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2007; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

E. Quorum. At all meetings of the Board of Directors, a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business; provided that in no event shall less than one-third of the directors constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

F. Manner of Acting. Every act or decision done or made by the majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board of Directors, unless the act of a greater number is required by law, this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation.

G. Removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances and unless otherwise restricted by this Amended and Restated Certificate of Incorporation or by the By-laws of the Corporation, a director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

H. Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

SIXTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: The Corporation shall, to the fullest extent permitted or required by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all officers or directors to whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by this Amended and Restated Certificate of Incorporation, shall be called by the Board of Directors, the Chairman of the Board or the President, but such special meetings may not be called by any other person or persons. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the matters related to the purposes stated in the notice.

NINTH: No action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

TENTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation herein before named, hereby executes and acknowledges that the facts set forth herein are true under penalties of perjury on the date first written above.

By:
Name:	George Burnett
Title:	President and Chief Executive Officer

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